Exhibit 99.1

CADUS CORPORATION

767 Fifth Avenue

New York, New York 10153

CADUS CORPORATION ANNOUNCES

FORMATION OF SPECIAL COMMITTEE

New York, NY, October 27, 2017 – Cadus Corporation (KDUS) announced that its Board of Directors has formed a special committee of independent directors to consider an offer by Barberry Corp. and High River Limited Partnership, which collectively beneficially own approximately 67.8% of Cadus’s outstanding shares of common stock, to purchase the remaining shares of Cadus common stock for $1.30 per share in cash.

The special committee is comprised of Peter S. Liebert, Tara Elias Schuchts and Jack G. Wasserman. The special committee will, on behalf of the Board of Directors, consider the pending offer as well as any other offers that are made for the outstanding common stock of Cadus. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that any transaction will be approved or consummated.

The special committee has retained Alvarez & Marsal as its outside financial advisor and Dorsey & Whitney as its legal counsel.

About Cadus

Cadus is in the business of purchasing individual homes and individual residential lots, renovating or constructing on them and reselling them. To date, the company has primarily focused its real estate activities in Florida.

This press release may contain forward-looking statements concerning activities, events or developments that reflect current expectations or beliefs, and are subject to risks or uncertainties that could cause actual results or events to vary from stated expectations. Forward-looking statements speak only as of the time made. Except as required by law, Cadus assumes no obligation to publicly update any such statements.